EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact: Jack Conlon, Chief Financial Officer
---------------------                     (740) 373-3155
January 22, 2002


                   PEOPLES BANCORP ANNOUNCES 28th CONSECUTIVE
                           YEAR OF INCREASED EARNINGS
      ____________________________________________________________________

                       Earnings per share up 11% to $1.70

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced its 28th consecutive year of increased earnings. In 2001, Peoples achieved record profits due in large part to increased net interest income and non-interest income growth, as fourth quarter profits reached record levels due to enhanced operating results and nonrecurring revenues.
         Diluted earnings per share grew 11.1% in 2001 to $1.70 compared to $1.53 in 2000. Net income in 2001 totaled $12,335,000, up $1,209,000 (or 10.9%)
over the prior year. In the fourth quarter of 2001, diluted earnings per share totaled $0.49 on net income of $3,537,000, compared to earnings per share of $0.37 on net income of $2,682,000 in the fourth quarter of 2000. For the year ended December 31, 2001, return on average equity ("ROE") was 13.60% compared to 14.92% in 2000. In the fourth quarter of 2001, ROE totaled 14.76%, compared to 13.62% in the fourth quarter of 2000.
          "Our strong results in 2001 reflect solid improvement in key performance areas, including top-line revenue generation and double-digit earnings growth," said Robert E. Evans, President and CEO. "Considering the first half of the year was slower than expected and the economic conditions for the entire year were challenging, we are very pleased with our overall performance in 2001. These results reflect our associates' commitment to Peoples' client-focused strategies."
         Evans continued, "In 2002, our focus will be building upon our client relationships and satisfying the needs within Peoples' markets, one client at a time, as well as developing long-lasting relationships within Peoples' new markets resulting from the planned acquisition of First Colony Bancshares and expansion into Guernsey and Belmont Counties. We believe this focus and the integration of Peoples' products and services with those currently offered by Guernsey Bank will further enhance Peoples' long-term shareholder value." Under the terms of the agreement, Peoples will pay approximately $18 million in cash and assume $2 million of First Colony debt to purchase assets of approximately $110 million and deposits of approximately $100 million.
         Effective January 1, 2002, Peoples adopted Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") issued by the Financial Accounting Standards Board in July 2001. Upon adoption, Peoples ceased the amortization of goodwill totaling approximately $6.0 million. If SFAS 142 had been in place in 2001, Peoples goodwill amortization expense would have been reduced by $750,000 and reported diluted EPS would have increased by $0.10 per share.
         On a cash basis, diluted earnings per share grew to $0.55 for the fourth quarter of 2001 versus $0.43 for the three months ended December 31, 2000, an increase of 27.9%. Cash basis earnings exclude the impact of intangible assets and related amortization expenses. In the fourth quarter of 2001, Peoples had amortization expense of $617,000 related to intangible assets, compared to $571,000 for the same period a year ago. Cash basis ROE was 20.20% for the quarter ended December 31, 2001, compared to 20.34% in the fourth quarter of 2000.
         In the fourth quarter of 2001, net interest income totaled $11,244,000, up $1,278,000 (or 12.8%) compared to $9,966,000 for the same period last year. For the year ended December 31, net interest income increased by $2,843,000
(or 7.1%) to $43,133,000 in 2001 compared to 2000. Peoples' net interest margin improved throughout 2001, reaching 4.30% in the fourth quarter compared to 3.91% for the fourth quarter of 2000. On a year-to-date basis, net interest margin was 4.11% in 2001 compared to 4.08% last year.
         "The Federal Reserve aggressively lowered interest rates in 2001, which was the significant driver of improvement in net interest income and net interest margin through lower costs of funds," said Jack Conlon, Chief Financial Officer. "In addition to the improvements generated from the Fed's discount rate reductions, our proactive approach to managing deposit pricing and use of other funding options produced additional benefits."
         In 2001, non-interest income totaled $10,728,000 compared to $9,009,000 last year, an increase of $1,719,000 (or 19.1%). In the fourth quarter of 2001, Peoples recognized non-recurring income of $877,000 as a result of stock it received from the demutualization of Anthem Insurance Companies, Inc. In addition, Peoples' mid-year investment in business owned life insurance ("BOLI"), as well as increased electronic banking income and deposit service charges, continued to be significant contributors to Peoples' non-interest income in the fourth quarter of 2001.
         Electronic banking income grew $202,000 (or 16.6%) in 2001 from 2000's total of $1,220,000. For the fourth quarter of 2001, electronic banking income was $390,000, up $56,000 (or 16.8%) compared to 2000's fourth quarter total. These increases can be attributed to volume increases in ATM and debit card usage by Peoples' clients. Peoples largest source of non-interest income, deposit account service charges, totaled $3,608,000 in 2001, up $365,000 (or 11.3%) compared to last year. For the three months ended December 31, 2001, deposit account income totaled $1,049,000 compared to $863,000 a year ago, an increase of $186,000 (or 21.6%), the result of increased volume of overdraft fees.
          "One of our primary strategies is to increase non-interest income through the introduction of new products and services," said Conlon. "In December, Peoples started offering `Overdraft Privilege' to qualified non-business clients, which resulted in increased deposit account service charges, particularly overdraft fees. Due in part to this program, overdraft fees were up 60% compared to last year's fourth quarter."
         Peoples' other significant non-interest income sources, insurance and investment commissions and fiduciary revenues, totaled $1,504,000 and $2,508,000, respectively, in 2001 compared to $1,540,000 and $2,608,000, respectively, in 2000. Peoples' ability to grow these revenues in 2001 has been challenged more than expected as a result of a weakening US stock market and general economic conditions. Although revenues were down on a year-to-date basis, insurance and investment commissions were up $25,000 (or 6.2%) in the fourth quarter of 2001 compared to the same period last year while fiduciary revenues were virtually unchanged.
         "Insurance and investment commissions and fiduciary revenues remain viable sources for future non-interest income growth," added Conlon. "We continue to pursue new ways to provide asset and risk management products to Peoples' clients and prospects."
         Non-interest expense totaled $33,412,000 in 2001, up $2,368,000 (or 7.6%) compared to last year and $9,176,000 for the three months ended December 31, 2001 versus $7,947,000 for the fourth quarter of 2000. Increased salaries and benefits expense, Peoples' largest non-interest expense, was the primary reason for non-interest expense growth in 2001. Compared to last year, salaries and benefits grew $2,087,000 (or 15.5%) to $15,590,000 in 2001, a result of wage increases, rising benefit costs and the addition of associates. For the quarter ended December 31, 2001, salaries and benefits were $4,573,000, an increase of $1,057,000 (or 30.1%) from 2000's fourth quarter total, due largely to additional incentive and medical plan expenses. Data processing and software costs were up $93,000 (or 36.2%) in the fourth quarter of 2001 compared to year ago, due to a one-time software licensing fee of $77,000. Peoples' other non-interest expenses were at or below the level of recent periods, except for marginal increases in non-income based taxes and intangible amortization expense.
         "Rising medical costs and benefit expenses, as well as salary increases necessary to retain and recruit key personnel, challenged our ability to control total non-interest expense growth for the year," commented Conlon. "However, we will continue to implement strategies to manage these rising costs and explore new revenue streams, such as our BOLI investment, to help offset such increases."
         Loan balances increased by $35.9 million (or 4.9%) in 2001 totaling $772.9 million at year-end. Growth occurred in commercial and real estate loans, while consumer loan balances declined. For the quarter ended December 31, 2001, Peoples experienced modest loan growth, primarily in commercial lending.
         The continuing sales efforts of Peoples' associates and Peoples' competitive pricing of select deposits produced higher deposit balances in 2001 (primarily certificates of deposit). Since year-end 2000, total deposits grew $56.7 million (or 7.5%) to $814.4 million at December 31, 2001. Although up compared to last year, deposits dropped by $28.2 million (or 3.3%) during the fourth quarter from September 30's balance of $842.6 million, with increased non-interest bearing deposits partially offsetting declines in interest bearing deposit balances.
         In the fourth quarter of 2001, the combination of loan growth and deposit declines, coupled with planned balance sheet leveraging, resulted in an increase in borrowings. Peoples has also taken steps to secure long-term funding during this period of low interest rates using selected FHLB advances to reduce risks associated with a rising rate environment. As a result, Peoples' total borrowings increased by $52.1 million (or 26.5%) to $248.5 million at year-end compared to September 30, 2001, but remained below Peoples' total borrowings of $258.4 million at year-end 2000.
         For the three months ended December 31, 2001, Peoples' provision for loan losses was $634,000 compared to $600,000 in the same period last year. On a year-to-date basis, Peoples' provision for loan losses totaled $2,659,000, up $337,000 (or 14.5%) compared to 2000's provision due to less favorable loss experience and general economic conditions. At December 31, 2001, the allowance for loan losses totaled $12.4 million, or 1.60% of total loans, up $1.4 million from year-end 2000 when the allowance was 1.48% of total loans.
         Net chargeoffs totaled $562,000 in the fourth quarter of 2001 and $2,199,000 for the year compared to $876,000 and $1,656,000 for the same periods in 2000. Consumer and commercial loans accounted for a majority of net chargeoffs in 2001, totaling $238,000 and $208,000, respectively, for the fourth quarter of 2001 and $902,000 and $924,000, respectively, for the year ended December 31, 2001. Peoples' nonperforming assets totaled $5.7 million, or 0.47% of total assets, at December 31, 2001, compared to $4.6 million, or 0.39% of total assets, at September 30, 2001 and $5.2 million, or 0.46%, at year-end 2000.
         "Despite the modest increase in nonperforming assets during the fourth quarter, we believe Peoples' asset quality remains somewhat stronger than peer levels and our allowance for loan losses is adequate for risks inherent in the loan portfolio," added Conlon. "We anticipate our provision for loan losses for the first quarter of 2002 to increase marginally compared to recent periods. Changes in loan volume, general economic conditions and other factors affecting loan losses, such as loan delinquencies and portfolio risk, could impact future provisions."
         During the fourth quarter of 2001, Peoples completed the dissolution of Northwest Territories Life Insurance Company ("NTLIC"). This dissolution is part of Peoples' current strategy to exit the insurance underwriting business. Management anticipates improved revenue streams from credit life and accident and health insurance products placed with independent insurance carriers. This change will also eliminate the underwriting risk associated with NTLIC. As a result of the dissolution, net assets of approximately $1.2 million (primarily marketable securities) were transferred to the parent company. The dissolution had no impact on Peoples' fourth quarter results of operations.
         "Overall, we are pleased with our results in light of the challenges we faced," summarized Evans. "We are optimistic that our recent efforts and current strategic initiatives will continue to provide benefits to all of our stakeholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss 2001 results of operations on January 23, 2002, at 3:00 p.m. local time. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. Members of Peoples' executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".

Safe Harbor Statement:
         The statements in this press release which are not historical fact are forward looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment, the effect of banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' SEC filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections.


PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                       --------------------------------    --------------------------------
                                                             Three Months Ended                      Year Ended
(in $000's, except share and per share data)                  December 31,                        December 31,
                                                             2001             2000               2001             2000
                                                       --------------------------------    --------------------------------
PER SHARE DATA Net income per share (a):
   Basic                                               $        0.50     $        0.38     $         1.72    $        1.55
   Diluted                                             $        0.49     $        0.37     $         1.70    $        1.53
   Cash basis earnings - diluted (b)                   $        0.55     $        0.43     $         1.92    $        1.75
Dividends declared per share                           $        0.15     $        0.13     $         0.56    $        0.51
Book value per share                                   $       13.20     $       11.65     $        13.20    $       11.65
Tangible book value per share (b)                      $       10.81     $        9.15     $        10.81    $        9.15
Dividend payout as a percentage of net income                  30.36%            34.08%             33.08%           33.06%
Actual shares outstanding (net of treasury shares) (a)     7,110,922         7,138,638          7,110,922        7,138,638
Weighted average shares outstanding (a):
   Basic                                                   7,113,264         7,147,985          7,166,264        7,176,189
   Diluted                                                 7,222,227         7,208,308          7,275,994        7,260,176

PERFORMANCE RATIOS
Return on average equity                                       14.76%            13.62%             13.60%           14.92%
Cash basis return on average equity (b)                        20.20%            20.34%             19.21%           22.90%
Return on average assets                                        1.21%             0.96%              1.06%            1.02%
Cash basis return on average assets (b)                         1.38%             1.12%              1.22%            1.19%
Non-interest income leverage ratio (c)                         43.56%            31.47%             34.50%           31.32%
Efficiency ratio (d)                                           56.00%            58.54%             56.53%           57.12%
Net interest margin (fully tax equivalent)                      4.30%             3.91%              4.11%            4.08%
Net loan chargeoffs as a percentage of average loans            0.07%             0.12%              0.29%            0.24%



(a)  Adjusted for stock dividends.
(b) Excludes after-tax impact of goodwill and other intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization and non-direct operational expenses). Significant non-recurring items are excluded from the calculation.
(d) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. Significant non-recurring items are excluded from the calculation.



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -----------------------------      ------------------------------
                                                           Three Months Ended                      Year Ended
(in $000's)                                                    December 31,                        December 31,
                                                           2001             2000              2001             2000
                                                      -------------    -------------     -------------    -------------
Interest income                                       $     20,539     $     22,294      $     86,107     $     85,129
Interest expense                                             9,295           12,328            42,974           44,839
                                                      -------------    -------------     -------------    -------------
     Net interest income                                    11,244            9,966            43,133           40,290
Provision for loan losses                                      634              600             2,659            2,322
                                                      -------------    -------------     -------------    -------------
Net interest income after provision for loan losses         10,610            9,366            40,474           37,968
Net gain on securities transactions                              2                -                29               10
Net gain (loss) on asset disposals                              11                -                24             (109)
Mark-to-market adjustment on interest rate caps                  -                -              (131)               -
Non-interest income:
    Service charges on deposits                              1,049              863             3,608            3,243
    Fiduciary revenues                                         640              634             2,508            2,608
    Insurance and investment commissions                       427              402             1,504            1,540
    Electronic banking revenues                                390              334             1,422            1,220
    Business owned life insurance                              239                -               481                -
    Other non-interest income                                  998               88             1,205              398
                                                      -------------    -------------     -------------    -------------
        Total non-interest income                            3,743            2,321            10,728            9,009
Non-interest expense:
    Salaries and benefits                                    4,573            3,516            15,590           13,503
    Occupancy and equipment                                    903              943             3,695            3,900
    Trust preferred                                            645              662             2,621            2,623
    Amortization of intangibles                                617              571             2,347            2,284
    Data processing and software                               350              257             1,107            1,033
    Other non-interest expense                               2,088            1,998             8,052            7,701
                                                      -------------    -------------     -------------    -------------
        Total non-interest expense                           9,176            7,947            33,412           31,044
                                                      -------------    -------------     -------------    -------------
Income before income taxes                                   5,190            3,740            17,712           15,834
Income taxes                                                 1,653            1,058             5,377            4,708
                                                      -------------    -------------     -------------    -------------
          Net income                                  $      3,537     $      2,682      $     12,335     $     11,126
                                                      =============    =============     =============    =============

Fully tax equivalent net interest income              $     11,542     $     10,231      $     44,221     $     41,326



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                    ----------------------------------    ---------------------------------
                                                           Three Months Ended                          Year Ended
(in $000's)                                                   December 31,                            December 31,
                                                          2001               2000               2001              2000
                                                    ----------------------------------    ---------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                 $      765,112     $      731,369     $      753,777    $      698,144
Average earning assets                                   1,074,336          1,048,659          1,076,591         1,013,441
Average total assets                                     1,169,253          1,122,327          1,162,874         1,090,544
Average non-interest bearing deposits                       90,725             81,602             87,503            81,205
Average interest bearing deposits:
    Savings                                                 78,144             76,368             77,543            83,246
    Interest-bearing demand deposits                       282,153            252,982            275,331           234,311
    Time deposits                                          374,199            342,911            370,704           341,020
                                                    ---------------    ---------------    ---------------   ---------------
        Total average interest bearing deposits            734,496            672,261            723,579           658,577
Average stockholders' equity                        $       95,845     $       78,773     $       90,689    $       74,591

NET CHARGEOFFS
Gross chargeoffs                                    $          653     $          998     $        2,638    $        2,061
Recoveries                                                      91                122                439               405
                                                    ---------------    ---------------    ---------------   ---------------
     Net chargeoffs                                 $          562     $          876     $        2,199    $        1,656




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
(in $000's, end of period)                                             December 31,       September 30,       December 31,
                                                                           2001                2001               2000
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO
Commercial, financial, and agricultural                              $        343,800    $        315,607   $        310,558
Real estate, construction                                                      14,530              21,077             20,267
Real estate, mortgage                                                         295,944             295,747            283,323
Consumer                                                                      118,582             123,752            122,817
                                                                     -----------------   -----------------  -----------------
     Total loans                                                     $        772,856    $        756,183   $        736,965

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.60%               1.62%              1.48%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    225.0%              273.6%             212.6%
Nonperforming loans as a percent of total loans (a)                             0.71%               0.59%              0.70%
Nonperforming assets as a percent of total assets (b)                           0.47%               0.39%              0.46%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.73%               0.61%              0.71%
Nonperforming assets:
   Loans 90 days or more past due                                    $            686    $            551   $            344
   Renegotiated loans                                                $            425    $            146   $            518
   Nonaccrual loans                                                  $          4,380    $          3,794   $          4,280
   Other real estate owned                                           $            181    $             93   $             86
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          5,672    $          4,584   $          5,228

REGULATORY CAPITAL
Tier 1 risk-based capital                                                      12.83%              12.92%             12.83%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.18%              14.26%             14.21%
Leverage ratio                                                                  9.18%               8.86%              8.69%
Tier 1 capital                                                       $        105,065    $        102,421   $         97,056
Total capital (Tier 1 and Tier 2)                                    $        116,138    $        112,993   $        107,428
Total risk-weighted assets                                           $        818,854    $        792,477   $        756,195

SUPPLEMENTAL DATA
Trust assets under management                                        $        539,487    $        477,012   $        498,563
One year cumulative repricing gap                                    $        (11,925)   $        (41,157)  $        (26,132)
Employees (full-time equivalent)                                                  403                 397                388
Full service offices                                                               34                  34                 32
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               25                  25                 27
Announced treasury share plans: (c)
    Total shares in plan                                                      137,500             137,500            181,500
    Shares purchased (d)                                                       11,257              68,240              9,895
    Average price (d)                                                $          17.63    $          19.70   $          12.53



(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans and other real estate owned.
(c) 2001 data reflects 2001 Stock Repurchase Program of 137,500 shares (or 2% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 181,500 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                          ------------------     ----------------
(in $000's)                                                                                 December 31,            December 31,
                                                                                                2001                   2000
                                                                                          ------------------     ----------------
ASSETS
Cash and cash equivalents                                                                 $         32,838       $        28,449
Available-for-sale investment securities, at estimated fair value (amortized
      cost of $329,081 and $335,111 at December 31, 2001 and 2000, respectively)                   330,364               330,521
Loans, net of unearned interest                                                                    772,856               736,965
Allowance for loan losses                                                                          (12,357)              (10,930)
                                                                                          -----------------     -----------------
    Net loans                                                                                      760,499               726,035
Bank premises and equipment, net of accumulated depreciation                                        16,369                15,565
Goodwill                                                                                            15,388                15,702
Other intangibles                                                                                    1,622                 2,146
Other real estate owned                                                                                181                    86
Other assets                                                                                        38,628                17,330
                                                                                          -----------------     -----------------
          TOTAL ASSETS                                                                    $      1,195,889       $     1,135,834
                                                                                          =================     =================

LIABILITIES
Non-interest bearing deposits                                                             $         96,533       $        84,974
Interest bearing deposits                                                                          717,835               672,647
                                                                                          -----------------     -----------------
     Total deposits                                                                                814,368               757,621
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                               56,052               119,915
Long-term borrowings                                                                               192,448               138,511
Accrued expenses and other liabilities                                                              10,111                 7,572
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES                                                                      1,072,979             1,023,619

Guaranteed preferred beneficial interests in junior subordinated debentures                         29,056                29,021


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 7,289,266 shares issued at December 31, 2001, and
   6,679,028 shares issued at December 31, 2000)                                                    78,664                66,364
Accumulated comprehensive income, net of deferred income taxes                                         834                (2,983)
Retained earnings                                                                                   17,735                23,381
Treasury stock, at cost (178,344 shares at December 31, 2001,
   and 189,357 shares at December 31, 2000)                                                         (3,379)               (3,568)
                                                                                          -----------------     -----------------
          TOTAL STOCKHOLDERS' EQUITY                                                                93,854                83,194
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $      1,195,889       $     1,135,834
                                                                                          =================     =================


                                 END OF RELEASE